Exhibit 21


                               RGC Resources, Inc.

                           Subsidiaries of Registrant
                          ----------------------------

Roanoke Gas Company
Bluefield Gas Company
Diversified Energy Company
RGC Ventures, Inc.
RGC Ventures of Virginia, Inc.